EXHIBIT 99.1

Thermon Announces Expanded Roles for Key Executives

SAN MARCOS, Texas, April 12, 2011 (GLOBE NEWSWIRE) -- Thermon Group Holdings, Inc. today announced new, expanded roles for two of its key executives. George Alexander was promoted to Executive Vice President, Global Sales and René van der Salm was promoted to Senior Vice President, Global Manufacturing.

Alexander, a 39 year Thermon veteran, will lead the global sales efforts. He has held various positions with Thermon since joining in 1971, including Senior Vice President, Eastern Hemisphere from 2005 - 2011.

Van der Salm will assume oversight of Thermon's global manufacturing operations and logistics. He joined the Thermon team in 2001 as European Logistics Manager for the company's subsidiary in the Netherlands and was relocated to the United States in 2007 as Senior Vice President, Operations.

"These promotions are a result of each individual's ability to think strategically on a global scale and their significant contributions to the company," said Rodney Bingham, President and Chief Executive Officer. "I am confident that these new, expanded roles will help Thermon better serve its customers."

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

The Thermon logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7808

CONTACT: Sarah Alexander
         Thermon
         (512) 396-5801
         Investor.Relations@thermon.com